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                                                                    EXHIBIT 21.1

                SUBSIDIARIES OF ENERGY CORPORATION OF AMERICA

Eastern American Energy Corporation
Eastern Marketing Corporation
Eastern Pipeline Corporation
Eastern Systems Corporation
Eastern Capital Corporation
Eastern Exploration Corporation
Mountaineer Gas Company
Mountaineer Gas Services
Westech Energy Corporation
Westech Energy New Zealand Limited
Westside Acquisition Corporation
Allegheny & Western Energy Corporation
Natural Gas Transportation Company
Gas Access Systems, Inc.
Petro Services, Inc.